Exhibit 99.1

TICKETMASTER ENTERTAINMENT, INC. REPORTS THIRD QUARTER 2008 EARNINGS

Third quarter revenues of $339.2 million, up 16% versus prior year

Free Cash Flow for the quarter of $54.2 million, up more than 50%

Sponsorship and distribution partnerships signed with Research In Motion and Yahoo! and NFL Fan Ticket Exchange launched during the quarter

Acquisition of controlling interest in Front Line Management closed October 29, 2008

WEST HOLLYWOOD, Calif., November 10, 2008 - Ticketmaster Entertainment, Inc. (Ticketmaster) (NASDAQ: TKTM), the world’s leading live entertainment ticketing and marketing company, today announced financial results for its third quarter ended September 30, 2008. Revenues were $339.2 million, 16% higher than prior year because of strategic acquisitions and an increase in revenue per ticket. EBITDA was $57.3 million, 16% lower than prior year, due to royalty expense, severance charges, and public company costs in the quarter. These results do not include Front Line Management Group, Inc., except as recorded with respect to a minority stake held prior to its recent acquisition of the controlling interest.

“While we are pleased to report solid revenue growth for the quarter and year to date, the global macro-economic environment is certainly challenging and its impact on live entertainment in the near-term difficult to predict,”  said Sean Moriarty, chief executive officer of Ticketmaster and president of Ticketmaster Entertainment.  “Uncertain economic conditions have further reinforced our focus on driving improved efficiencies and profitability through our platforms and businesses around the world, and we have made substantial progress in realizing reduced operating costs going into the final quarter of 2008. At the same time, we continue to make great strides in our competitive positioning:  we’ve extended our consumer reach through online distribution partnerships with companies, such as Yahoo! and Eventful; we are bringing our events to the mobile consumer through our partnership with RIM; and our technology team continues to deliver great new solutions such as Paperless Ticket™ to our fans and clients.  We expect our recent acquisition of Front Line Management Group to accelerate the development of the artist to fan experience that Ticketmaster Entertainment is uniquely positioned to deliver.”

Financial and Operating Metrics Summary

(In millions, except per share data)	Three months ended 9/30/08	Three months ended 9/30/07	% Change
Revenue	$339.2	$292.5	16%
Gross Profit	$122.5	$111.3	10%
EBITDA	$57.3	$68.1	(16)%
Operating Income	$26.9	$48.0	(44)%
Net Income	$9.6	$40.5	(76)%
Diluted EPS	$0.17	$0.72	(76)%
Net Cash Provided by Operating Activities	$70.8	$70.7	0%
Free Cash Flow	$54.2	$35.1	54%
Operating Metrics (1)
Number of tickets sold	33.7	34.2	-1%
Gross value of tickets sold	$2,068	$1,915	8%

(1) The operating metrics for the number and gross value of tickets sold are inclusive of primary and resale tickets.

Please see reconciliations of EBITDA to Net Income and Free Cash Flow to Cash Provided by Operating Activities, and the definitions of EBITDA and Free Cash Flow, at the end of this release.

Quarterly Business Highlights

Ticketmaster experienced a number of business developments over the reporting period, including the successful ticketing for the Beijing Games, the announcement of a strategic partnership with Research In Motion, the launch of the NFL Fan Ticket Exchange service, and the implementation of Paperless Ticket™ for AC/DC’s latest tour.

Ticketing activity for the Beijing Games surpassed that of all other events in the 30 year history of Ticketmaster, including breaking the record for tickets sold in one day (+520,000) and for visitors to the ticketmaster.com system in an hour (27 million).  Furthermore, our Olympic presence allowed us to establish our unique technological capabilities and grow our presence in the Chinese live event market.

And, in another example of Ticketmaster’s technological innovation, Paperless Ticket™ was deployed during AC/DC’s “Black Ice World Tour,” allowing fan club members and fans access to great seats with only a credit card swipe and photo ID. Metallica used Paperless Ticket for the band’s “Death Magnetic” release party at London’s iconic O2 that produced no waiting in will call lines and quick, secure access to the venue for all fans.

Our partnership with Research In Motion, which was announced in the third quarter brings mobile ticketing to the millions of BlackBerry® users. The exclusive sponsorship agreement provides new mobile access that supports live entertainment event search and anytime, anywhere ticket purchasing.

We made further progress in providing fan-friendly access to tickets in resale as Ticketmaster’s new NFL Fan Ticket Exchange service kicked-off on NFL.com during the quarter. As the “Official Ticket Exchange Provider of the NFL,” Ticketmaster’s secure and convenient resale platform was expanded beyond existing deals with the NBA and NHL to allow NFL fans to exchange tickets to all regular season games, playoffs, and the Super Bowl.

Quarterly Results

Revenue

The company posted third quarter revenue of $339.2 million, up 16% from the same period last year. Revenue growth in the quarter was primarily driven by the acquisitions of TicketsNow, Paciolan and SLO, Ltd. (acquired in February, January and March 2008, respectively) and 2% higher average overall revenue per primary ticket. These increases were partially offset by a 3% decline in the number of primary tickets sold worldwide. Acquisitions contributed $43 million to overall revenue growth in the quarter.

Domestic revenue was up 19%, driven by the acquisitions mentioned above. Excluding acquisitions, domestic revenue declined approximately 2%, or $4 million, primarily due to a 5% decrease in the number of tickets sold. Beginning in late August, ticket sales volume declined across most domestic live entertainment genres, primarily in sports and music. Concert tickets were down 7%, with the exception of the hard rock and metal category due to the popularity of the AC/DC and Metallica tours. Sports tickets were down 8%, led by softness in Major League Baseball and pre-season ticket sales for the NFL. Although top theatre acts, such as Wicked, showed strong year-over-year gains, overall ticket sales in the arts category showed a slight decline; and family shows finished the quarter with moderate growth.

International revenue grew 10%, or 7% excluding the effects of foreign exchange, primarily due to a 9% increase average in revenue per ticket with most of the revenue increase in Canada, Spain, and China (where we acquired Emma Entertainment in August 2007). The top selling international events/acts were the Australian Football League, Neil Young’s Uberholspur tour, and the Scottish music festival T in the Park which combined sold nearly 420 thousand tickets.

Profitability

The decrease in consolidated EBITDA to $57.3 million reflects an $11 million, or 16%, EBITDA decline in primary ticketing operations. This decrease in primary ticketing profits reflects higher costs associated with royalties, administrative and technology expense, and the net unfavorable impact of ticket volume and pricing, as discussed above. Royalty costs were the primary driver of the EBITDA decline due to a 1.4 point increase in overall rates and the benefit of an accrual reversal in the prior year period. Administrative costs were higher in part due to approximately $4.0 million in severance charges described below and public company costs.

While the combined resale business provided $30 million of revenue growth, the profits generated from TicketsNow were offset by higher costs of approximately $7 million associated with resale sponsorships and music service partners, including the NFL, US Open and NHL.

Commencing the third quarter, Ticketmaster began a series of actions expected to reduce 2009 annual operating expenses by approximately $35 million in the following areas: (i) approximately 35% from reductions in personnel, (ii) approximately 25% from cost reductions and efficiencies at customer contact centers, and iii) the balance from reductions in other operating costs, including payment processing, marketing, sponsorship and other discretionary costs. During the quarter, severance costs associated with personnel reductions amounted to nearly $2.5 million, reflecting the first of our expected personnel reductions. The company expects to incur additional severance costs ranging from $3 million to $4 million in the fourth quarter of 2008 as further reductions in personnel take place.

Operating Income and Net Income

Operating income for the current period reflected a 39% increase in depreciation due to the TicketsNow and Paciolan acquisitions and a new data center in China; a 36% increase in amortization of intangibles primarily due to the TicketsNow and Paciolan acquisitions; and a 98% increase in non-cash compensation due to the accelerated vesting of certain awards to employees at the time of the spin-off from IAC. Excluding the impact of acquisitions and spin-related costs, operating income would have declined by 26%.

Net income was $9.6 million, or $0.17 per diluted share, each lower by 76%, respectively, compared to the 2007 period. The decrease in net income reflects lower interest income and higher interest expense from our debt issued in connection with the spin-off from IAC, as well as a higher effective tax rate.

The tax provision for the third quarter was impacted by two non-recurring factors that increased the quarterly effective tax rate by approximately 20%, adjustments for prior years related to the filing of tax returns and additional expense recorded for the first and second quarter income related to the increase in the estimated 2008 annual tax rate.  The expected annual tax rate increased in Q3 from Q2 due to factors related to the Company’s issuance of debt, including the inability to use foreign tax credits, and an increase in losses not benefited for tax in our emerging businesses.  We are currently working on several initiatives that once implemented would have a favorable effect on the Company’s long-term effective tax rate. Excluding the impact of acquisitions, spin-related costs, and non-recurring tax items, net income would have declined by 14%.

Balance Sheet and Free Cash Flow

The September 30, 2008 balance sheet reflects $547 million of cash and cash equivalents, including $356 million in funds collected on behalf of our clients. As of September 30, 2008, total long term debt was $765 million, consisting of $300 million of Senior Notes due in 2016, a $100 million Term Loan A with a maturity in 2013 and a $350 million Term Loan B in 2014. Ticketmaster also maintains a $200 million unsecured revolving credit facility with a maturity in 2013, of which $15 million was drawn down as of September 30, 2008 in connection with the spin-off from IAC. The proceeds of the Term Loans and the Senior Notes were used to fund a distribution to IAC prior to the spin-off and to fund transaction fees and expenses associated with the debt issuances.

On October 27, 2008, the company borrowed an additional $100 million under the revolving credit facility to fund a portion of the acquisition costs of a controlling interest in Front Line Management Group. As of September 30, 2008, and after the closing of the Front Line interest, we were in compliance with the financial covenants under our debt facilities.

Free Cash Flow was $54.2 million in the quarter, 54% higher than the same period last year due to favorable changes in working capital, partially offset by the decline in operating results and higher capital expenditures in the quarter. Favorable changes in working capital were primarily related to timing of advance payments under ticketing contracts, accounts payable and accounts receivable, offset in part by increased sponsorship payments to our resale partners. Capital expenditures were higher due to efforts to enhance our client reporting systems, improve our communication infrastructure and the acquisitions of Paciolan and TicketsNow.

Ticketmaster’s management will host a conference call today at 1:30 PT (4:30 ET) to discuss the company’s financial results. A live webcast of the call will be accessible on the Investor Relations section of Ticketmaster’s website at http://investors.ticketmaster.com.

About Ticketmaster Entertainment, Inc.

Ticketmaster Entertainment consists of Ticketmaster and Front Line Management Group.  As the world’s leading live entertainment ticketing and marketing company, Ticketmaster connects the world to live entertainment.  Ticketmaster operates in 20 global markets, providing ticket sales, ticket resale services, marketing and distribution through www.ticketmaster.com, one of the largest e-commerce sites on the Internet; approximately 6,700 retail outlets; and 19 worldwide call centers.  Established in 1976, Ticketmaster serves more than 10,000 clients worldwide across multiple event categories, providing exclusive ticketing services for leading arenas, stadiums, professional sports franchises and leagues, college sports teams, performing arts venues, museums, and theaters.  In 2007, the company sold more than 141 million tickets valued at over $8.3 billion on behalf of its clients. Ticketmaster Entertainment acquired a controlling interest in Front Line Management Group in October 2008.  Founded by Irving Azoff and Howard Kaufman in 2004, Front Line is the world’s leading artist management company, with nearly 200 clients and more than 80 executive managers.  Front Line represents a wide range of major artists, including the Eagles, Jimmy Buffett, Neil Diamond, Van

Halen, Fleetwood Mac, Christina Aguilera, Stevie Nicks, Aerosmith, Steely Dan, Chicago, Journey, and Guns N’ Roses.  Ticketmaster Entertainment, Inc. is headquartered in West Hollywood, California (NASDAQ:TKTM).

This news release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include statements relating to the Company’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements that use words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “believes” and similar expressions. As such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance or results to differ materially from those in the forward-looking statements, including those risks and uncertainties related to the Company’s ability to operate effectively as a public company following its recent spin-off from IAC; changes in economic conditions generally or in the live entertainment industry; the ability of the Company to retain existing clients and obtain new clients; Ticketmaster’s ability to maintain Ticketmaster’s brand recognition and attract and retain customers in a cost-effective manner; integration of historical and future acquisitions, including the Front Line acquisition; the Company’s ability to expand successfully in international markets; changing customer requirements and industry standards; regulatory changes; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-Q and 8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

# # #

Contacts:

Media

Albert López

+1-310-360-2602

Albert.Lopez@Ticketmaster.com

Investor Relations

Christina Um

+1-310-360-2354

IR@Ticketmaster.com

TICKETMASTER ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In thousands except per share data)
Service revenue	$336,350	$287,921	$1,060,112	$876,678
Interest on funds held for clients	2,851	4,545	10,439	12,781
Total revenue	339,201	292,466	1,070,551	889,459
Cost of sales (exclusive of depreciation shown separately below)	216,693	181,186	686,264	549,830
Gross profit	122,508	111,280	384,287	339,629
Selling and marketing expense	26,535	8,560	70,564	23,791
General and administrative expense	47,633	39,108	135,130	113,258
Amortization of intangibles	8,268	6,081	28,671	19,601
Depreciation	13,217	9,495	36,100	28,087
Operating income	26,855	48,036	113,822	154,892
Other income (expense):
Interest income	4,685	8,533	7,707	22,410
Interest expense	(10,909)	(242)	(16,814)	(641)
Equity in income of unconsolidated affiliates	2,850	1,196	2,048	3,021
Other (expense) income	(413)	230	244	105
Total other (expense) income, net	(3,787)	9,717	(6,815)	24,895
Earnings before income taxes and minority interest	23,068	57,753	107,007	179,787
Income tax provision	(13,335)	(18,671)	(43,010)	(63,181)
Minority interest in (income) losses of consolidated subsidiaries	(118)	1,459	1,337	1,664
Net income	$9,615	$40,541	$65,334	$118,270

Net earnings per share available to common stockholders:
Basic	$0.17	$0.72	$1.16	$2.11
Diluted	$0.17	$0.72	$1.16	$2.11
Weighted average number of common and common equivalent stock outstanding:
Basic	56,183	56,171	56,175	56,171
Diluted	56,382	56,171	56,241	56,171

TICKETMASTER ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2008	December 31, 2007
	(unaudited)	(audited)
	(In thousands except per share data)
ASSETS
Cash and cash equivalents	$547,006	$568,417
Restricted cash	—	853
Marketable securities	3,778	—
Accounts receivable, client accounts	87,600	99,453
Accounts receivable, trade, net of allowance of $8,190 and $2,346, respectively	41,688	33,979
Deferred income taxes	7,222	5,883
Contract advances	53,268	63,126
Prepaid expenses and other current assets	46,508	21,149
Total current assets	787,070	792,860
Property and equipment, net	111,708	95,122
Goodwill	1,375,091	1,090,418
Intangible assets, net	215,656	92,325
Long-term investments	131,340	149,295
Other non-current assets	110,348	86,514
TOTAL ASSETS	$2,731,213	$2,306,534
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Accounts payable, client accounts	$444,061	$413,075
Accounts payable, trade	22,697	14,698
Accrued compensation and benefits	31,383	31,171
Deferred revenue	27,521	19,829
Income taxes payable	2,067	1,721
Other accrued expenses and current liabilities	62,672	42,449
Total current liabilities	590,401	522,943
Long-term debt	765,000	—
Income taxes payable	1,821	982
Other long-term liabilities	6,982	3,204
Deferred income taxes	84,729	32,416
Minority interest	6,097	7,812
Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 25,000 authorized; No shares issued or outstanding	—	—
Common stock, $0.01 par value, 300,000 authorized at September 30, 2008; 56,210 issued and outstanding	562	—
Invested capital	—	2,172,497
Additional paid-in capital	1,229,190	—
Receivables from IAC and subsidiaries	—	(474,110)
Retained earnings	12,075	—
Accumulated other comprehensive income	34,356	40,790
Total stockholders’ equity	1,276,183	1,739,177
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,731,213	$2,306,534

TICKETMASTER ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2008	2007
	(In thousands)
Cash flows from operating activities:
Net income	$65,334	$118,270
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangibles	28,671	19,601
Depreciation	36,100	28,087
Amortization of deferred financing costs	570	—
Provision for doubtful accounts	4,729	151
Non-cash compensation expense	20,343	9,465
Deferred income taxes	4,950	(7,957)
Equity in income of unconsolidated affiliates, net of dividends	1,441	4,315
Minority interest in losses of consolidated subsidiaries	(1,337)	(1,664)
Changes in operating assets and liabilities:
Accounts receivable	(4,049)	(7,155)
Prepaid expenses and other assets	(11,644)	(16,373)
Accounts payable and other liabilities	(6,742)	(5,772)
Income taxes payable	13,494	(2,245)
Deferred revenue	3,235	435
Funds collected on behalf of clients, net	45,269	57,170
Other, net	427	465
Net cash provided by operating activities	200,791	196,793
Cash flows from investing activities:
Transfers (to) from IAC	(910,088)	53,355
Acquisitions, net of cash acquired	(405,498)	(29,306)
Capital expenditures	(37,014)	(32,188)
Purchase of marketable securities	(4,176)	—
Increase in long-term investments	(356)	(433)
Net cash used in investing activities	(1,357,132)	(8,572)
Cash flows from financing activities:
Capital contributions from IAC	405,498	29,306
Proceeds from the issuance of long-term debt	300,000	—
Proceeds from bank borrowings	465,000	—
Principal payments on long-term obligations	(1,500)	(1,614)
Payment of deferred financing costs	(27,207)	—
Purchase of minority interest	(764)	—
Excess tax benefits from stock-based awards	55	2,788
Net cash provided by financing activities	1,141,082	30,480
Effect of exchange rate changes on cash and cash equivalents	(6,152)	23,676
Net (decrease) increase in cash and cash equivalents	(21,411)	242,377
Cash and cash equivalents at beginning of period	568,417	317,577
Cash and cash equivalents at end of period	$547,006	$559,954

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

RECONCILIATION OF EBITDA TO NET INCOME

Ticketmaster’s primary metric is Earnings before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”), which is defined as operating income excluding, if applicable: (1) depreciation expense (2) non-cash compensation expense, (3) amortization and impairment of intangibles, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, and (6) one-time items. Ticketmaster believes this measure is useful to investors because it represents its consolidated operating results excluding the effects of any other non-cash expenses. EBITDA has certain limitations in that it does not take into account the impact to Ticketmaster’s statement of operations of certain expenses, including non-cash compensation and acquisition-related accounting.

The following table reconciles EBITDA to operating income and net income (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
EBITDA	$57,290	$68,135	$198,936	$212,045
Non-cash compensation expense	(8,950)	(4,523)	(20,343)	(9,465)
Amortization of intangibles	(8,268)	(6,081)	(28,671)	(19,601)
Depreciation expense	(13,217)	(9,495)	(36,100)	(28,087)
Operating income	26,855	48,036	113,822	154,892
Interest income	4,685	8,533	7,707	22,410
Interest expense	(10,909)	(242)	(16,814)	(641)
Equity in income of unconsolidated affiliates	2,850	1,196	2,048	3,021
Other (expense) income	(413)	230	244	105
Total other (expense) income, net	(3,787)	9,717	(6,815)	24,895
Earnings before income taxes and minority interest	23,068	57,753	107,007	179,787
Income tax provision	(13,335)	(18,671)	(43,010)	(63,181)
Minority interest in (income) losses of consolidated subsidiaries	(118)	1,459	1,337	1,664
Net income	$9,615	$40,541	$65,334	$118,270

Non-cash compensation expense in the table above is included in the following line items in the accompanying consolidated statements of operations for the three and nine months ended September 30, 2008 and 2007 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Non-cash compensation expense included in:
Cost of sales	$548	$211	$1,086	$601
Selling and marketing expense	595	230	1,183	658
General and administrative expense	7,807	4,082	18,074	8,206
Non-cash compensation expense	$8,950	$4,523	$20,343	$9,465

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES  (in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008(1)	2007	2008	2007
Free Cash Flow	$54,241	$35,077	$118,508	$107,435
Funds Collected on behalf of clients, net	2,739	24,823	45,269	57,170
Capital Expenditures	13,774	10,827	37,014	32,188
Net Cash Provided by Operating Activities	$70,754	$70,727	$200,791	$196,793

(1)         During the three months ended September 30, 2008, the company refined its estimate of income taxes due to IAC in connection with pre spin-off taxable income. We have reduced Free Cash Flow and Net Cash Provided by Operating Activities in the above table by $21.3 million to exclude the impact of this item.

TICKETMASTER ENTERTAINMENT’S PRINCIPLES OF FINANCIAL REPORTING

Ticketmaster Entertainment reports EBITDA as a supplemental measure to generally accepted accounting principles (“GAAP”). This measure is one of the primary metrics by which Ticketmaster evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. Ticketmaster believes that investors should have access to the same set of tools that it uses in analyzing its results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Ticketmaster provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure which are discussed below.

Definition of Ticketmaster Entertainment’s Non-GAAP Measure

EBITDA is defined as operating income excluding, if applicable: (1) depreciation expense (2) non-cash compensation expense, (3) amortization and impairment of intangibles, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, and (6) one-time items. Ticketmaster believes this measure is useful to investors because it represents the operating results of Ticketmaster’s businesses excluding the effects of any other non-cash expenses. EBITDA has certain limitations in that it does not take into account the impact to Ticketmaster’s statement of operations of certain expenses, including non-cash compensation, and acquisition-related accounting. Ticketmaster endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

Free Cash Flow is defined as net cash provided by operating activities less funds collected on behalf of clients, net, and less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are nonoperational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Pro Forma Results

Ticketmaster will only present EBITDA on a pro forma basis if it views a particular transaction as significant in size or transformational in nature. For the periods presented in this report, there are no transactions that Ticketmaster has included on a pro forma basis.

One-Time Items

EBITDA is presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no one-time items.

Non-Cash Expenses That Are Excluded From Ticketmaster’s Non-GAAP Measure

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and Ticketmaster will include the related shares in its future calculations of fully diluted shares outstanding. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards will be settled, at Ticketmaster’s discretion, on a net basis, with Ticketmaster remitting the required tax withholding amount from its current funds.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase and distribution agreements, are valued and amortized over their estimated lives. While it is likely that Ticketmaster will have significant intangible amortization expense as it continues to acquire companies, Ticketmaster believes that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.